UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2011

UNIONTOWN ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52560	98-0441419
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

314 – 837 West Hastings Street, Vancouver, BC	V6C 3N6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 642-6410

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 21, 2011 Uniontown Energy Inc., (the “Company”, “we”, “us” “our”) accepted the resignation of Mr. Terry Fields as president and chief executive officer of the Company. Mr. Fields’ resignation was not the result of any disagreement with the Company regarding its operations, policies, practices or otherwise. Mr. Fields will carry on as secretary, treasurer, and chief financial officer of the Company and as a member of our board of directors.

Concurrently with Mr. Fields’ resignation, we appointed Darren R. Stevenson as president and chief executive officer of the Company. In addition, we increased the number of directors on our board of directors to two (2) and appointed Mr. Stevenson to fill the ensuing vacancy.

On March 30, 2011, we accepted a consent to act of Al Radford as director of the Company. We increased the number of the directors on our board of directors to three (3) and appointed Mr. Radford to fill the ensuing vacancy.

Darren R. Stevenson – President, Chief Executive Officer and Director

Darren R Stevenson is a senior oil and gas executive with experience in technology, corporate turnarounds and mergers and acquisitions. Previously, from April 2007 to May 2010, he was a founding shareholder, director and officer of Voyageur Oil and Gas Corp., a private Canadian exploration stage company based in Calgary, Alberta where he was served as the CEO leading the effort to raise over $20 million in funding for its exploration activities in North Africa (Tunisia). He also recruited proven senior explorationists to manage the upcoming $50 million drilling campaign in the highly prospective Southern Tunisian exploration permit.

From January 2006 to March 2011, he was the president and director of Sunset Pacific Petroleum (formerly, Bighorn Petroleum Ltd.) where he was responsible for leading a team of professionals to develop new growth prospects in the oil and gas sector. Also in 2006, the company made a gas discovery in Northeastern BC, with Encana Corporation as the operator. The Company has since changed its name to Sunset Pacific Petroleum (TSX.V:SPK) and is pursuing other non oil and gas business opportunities. In addition, from April 2006 to October 2007, he served as the CEO of Blacksands Petroleum Inc. (OTCBB.BSPE) based in Calgary, Alberta, where we was responsible for the start-up of this exploration company that formed a partnership with the Buffalo River Dene Nation through its subsidiary, Access Energy.

Prior to this, Mr. Stevenson spent four years in The Hague and Amsterdam with Royal Dutch Shell PLC's consultancy business, Shell Global Solutions. Serving as a business development director, he led a team in technology and commercial business development in support of Shell's business pursuits in Europe, the Middle East and Russia.

Mr. Stevenson studied Chemical Engineering at the University of British Columbia, and over the past 17 years has worked in engineering and commercial capacities for companies such as Syncrude Canada (1997-1998), Shell Canada (1994) and the University of British Columbia Industry Liaison Office (1997-2000). He also has more than 17 years' experience spearheading successful business ventures throughout the global market place, and has raised in excess of $35 million for three (3) oil and gas exploration companies he founded.

Mr. Stevenson currently resides in Vancouver, British Columbia, Canada. We appointed Mr. Stevenson as our officer and director due to his success with business enterprises.

Al Radford – Director

Since July 2010, Al Radford has been the chief executive officer, president and director of Formation Fluid Management Inc. From 2000 to July 2010, Mr. Radford co-founded and served as president and chief executive officer at Produced Water Solutions, Inc., a diversified oilfield service company located in Red Deer, Alberta. During that period, he also was a sales manager at Terroco Industries, a diversified oilfield service company in Red Deer, Alberta. From 1998 to 2000, Mr. Radford owned and operated a forestry exporting company based out of Rocky Mountain House, Alberta.

From 1995 to 1998, he was a management consultant and provided various consulting services for Stewart Enterprises in Rocky Mountain House, Alberta. From 1992 to 1995, Mr. Radford, owned and operated a management consultant business where is consulted a variety of business which included oilfield service and logging companies as well as a number of marketing firms.

Between 1967 to 1982, he held various management consulting positions with a number of companies and owned and operated several automotive, industrial, and oilfield supply businesses across Alberta, Canada which included Northern Metallic in Rocky Mountain House, Alberta, Quality Parts Radford’s Auto Supply in Morinville, Alberta and Radford’s Auto Supply in Bonnyville, Alberta.

Mr. Radford currently resides in Sylvan Lake, Alberta, Canada. We appointed Mr. Radford as director due to his business experience is oil and gas companies.

There have been no transactions between the Company, Mr. Stevenson and Mr. Radford since the Company’s last fiscal year which would be required to be reported herein. There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIONTOWN ENERGY INC.

/s/ Darren R. Stevenson
Darren R. Stevenson
President and Director
Date: April 1, 2011